Exhibit 99.1
Press Release
For Immediate Release
TRIDENT MICROSYSTEMS NAMES DR. BAMI BASTANTI AS CEO AND PRESIDENT
Brings Two Decades of Semiconductor Leadership and Success
SUNNYVALE, Calif., June 7, 2011 — Trident Microsystems, Inc. (Nasdaq: TRID), a leader in high-performance semiconductor system solutions for the connected home, today announced that Dr. Bami Bastani has been appointed Chief Executive Officer and President and has been elected to the Board of Directors. Bastani has more than 20 years of experience as a CEO and senior executive in the semiconductor industry. His appointment is effective immediately. Philippe Geyres, who has served as the Company’s interim CEO since January 2011, will continue in his role as a member of the Board of Directors.
“Bami joins Trident at a critical juncture and brings with him excellent industry and leadership experience,” said David Courtney, Chairman of the Board of Directors. “We expect that his track record of leading impressive corporate turnarounds and his deep understanding of the semiconductor industry will serve him well as he takes the helm at Trident.”
“I am extremely pleased to be joining Trident at this time, knowing that it is well positioned in attractive growth markets driven by 2D and 3D picture quality and home entertainment connectivity,” said Bastani. “It is with great enthusiasm, passion and commitment that I look forward to leveraging Trident’s many core strengths as we execute on the opportunities in front of us and build a sustainably profitable business for our shareholders.”
“We greatly appreciate Philippe’s leadership and service as interim CEO over the past five months and look forward to continued valuable contributions from him as a Board member in the future,” added Courtney. “The detailed insights he gained in this role will serve the Board well as it partners with management to help the Company achieve its strategic objectives.”
Prior to joining Trident, Bastani, 57, was the Chairman and CEO of B2 Global Consulting, LLC, a management consulting firm. From 1998 to 2008, Bastani was President and CEO of Anadigics, Inc. (Nasdaq: ANAD). Under his leadership, the company became a recognized innovator in semiconductor RF solutions for the wireless and broadband communications equipment markets. From 1996 to 1998, Bastani was Executive Vice President of Fujitsu Microelectronics, where he led the Systems LSI Group, including ASIC System-On-Chip, Local Area Networks, Spark processors, and RFICs. Previously, he served for more than a decade at National Semiconductor where he held several key executive positions, most recently as Vice President and General Manager of the Embedded Technologies Division. Bastani is a member of the board of directors of SkyCross, Inc.

Forward-Looking Information
This press release contains forward-looking statements, including statements regarding our efforts to build a sustainably profitable business. The forward-looking statements made above are subject to certain risks and uncertainties, and actual results could vary materially depending on a number of factors. These risks include, in particular, our ability to realize the benefits from our acquisition of product lines and IP from NXP, our ability to reduce expenses, the timing of new product introductions, the ability to obtain design wins among major OEMs for Trident’s products, the availability of wafers from our suppliers, and competitive pressures, including pricing and competitors’ new product introductions, the impact of the uncertain global macroeconomic environment, the increasingly competitive TV and set-top box semiconductor markets and our ability to retain key employees globally. Additional factors that may affect Trident’s business are described in detail in Trident’s filings with the Securities and Exchange Commission available at http://www.sec.gov.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Sunnyvale, California, is a leading force in the digital home entertainment market, delivering an extensive range of platform solutions that enhance the consumer experience in the Connected Home. As one of the top-three semiconductor providers to both the TV and set-top box markets, Trident’s solutions can be found in the products of leading OEMs and channel partners worldwide. For further information about Trident and its products, please consult the Company’s web site: www.tridentmicro.com.
NOTE: Trident is a trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
TRID-IR
For More Information
John Swenson
Treasurer and Director, Investor Relations
Tel: 408-962-8252
Email: john.swenson@tridentmicro.com
Web site: http://www.tridentmicro.com